Exhibit 4.5

SPECIAL LICENSE TO RENDER TELECOMMUNICATION SERVICES, AMENDMENT NO.3, ISSUED TO
THE REGISTRANT ON OCTOBER 29, 2008 BY THE ISRAELI MINISTRY OF COMMUNICATIONS
(TRANSLATED FROM HEBREW)

(Emblem of the State of Israel)
STATE OF ISRAEL
Ministry of Communications

Special License to render telecommunication services numbered 5-10439-2-95049 to
RRSat Global Communications Network Ltd. Company

Amendment no. 3

By virtue of the power pursuant to Section 4(e) of the Communications (Telecommunication and Broadcasting) Law, 5742-1982 and pursuant to Section 5 of the Telegraph Ordinance [New Version] 5732-1972, and the rest of the powers granted to us pursuant to any law, we hereby amend special license to render telecommunication services – video and audio transmission services via stationary or mobile land satellite stations, which was granted to RRSat Global Communications Network Ltd. Company (hereinafter – RRSat) on the date of 27 Tevet 5768 (31.07.2008) and renewal from Thursday, 28 Tamuz 5768 (31.07.2008) as detailed below:

Amendment to part A & B	1.	Parts A and B in the License of 31.12.2001 shall be replaced by parts A and B attached hereto.

Addition of Appendices	2.	The following Appendices shall be added to the License:

“Appendix A1 – Principal structure of the system for voice and data relay”;

“Appendix A2 – Principal structure of the Inmarsat system”;

“Appendix A3 – Services to the Shipping and Ports Authority”;

“Appendix A4 – List of clients of Bezeq Company”;

Amendment to Appendix A	3.	Instead of “Appendix A – Principal structure of the system of 31.12.2001, shall be:

“Appendix A – Principal structure of video and audio system” attached hereto;

Amendment to Appendix D	4.	Instead of “Appendix D – “Copy of Licensee’s trade license, valid as of the date of granting the license” shall be:

“Appendix D – Copy of Licensee’s trade license, updated (to be remitted within 3 months)";

Amendment	5.	Instead of “Appendix E – Technical and Spectral data of the existing system and space segments” to be updated within 3 months.

Special license no. 5-10439-3-95049 for company RRSat Global Communications Network Ltd., to render video and audio transmission services by means of stationary and mobile land satellite stations

Part A: Details of the Licensee

RRSat Global Communications Network Ltd.
Company registered in Israel under number: 51-926980-3
Address of headquarters: 4 Hagoren St. Omer 84965
Tel. no: 08-8610000 Fax no.: 08-8610501
Email: david@rrsat.com Website:www.rrsat.com

Part B: The License

1.	Definitions

1.1 In this license, the following phrases will bear the meaning alongside them:

“Access Approval”	–	Approval given by the satellite service operator to the Licensee pertaining to the compatibility of the Licensee’s system to the technical requirements of the satellite system belonging to the satellite service provider, as attached in Appendix C to the license;

“Approval Type”	–	Within the meaning of the Law or Ordinance, pursuant to the matter at hand;

“The Treaty”	–	The International Telecommunication Union’s constitution (ITU) and the treaty there under, Kyoto 1994, or any other treaty repealing it and the administrative regulations for the radio and telephone pertaining thereto;

“Transmission Licensee”	–	An ISO or whoever received a special license to render transmission services;

“law”	–	Including administrative instructions;

“The Law”	–	The Communications Law (Telecommunication and Broadcasting), 5742-1982 and secondary legislation enacted by virtue thereof;

“The Client”	–	Whoever engaged in a contract with the Licensee in order to receive the services in accordance with Section 3 of the license and it is one of the following:

a.	Pertaining the services described in sections 3.1.2 through 3.1.4:

(1)	An Israeli corporation broadcasting television or radio broadcasts pursuant to any law, to the public in Israel or to a part thereof, or a foreign broadcasting or distribution corporation operating in accordance with a treaty to which Israel is a signatory thereof (hereinafter – the Broadcasting Corporation);

(2)	Whoever seeks to analogically transfer visual and audio to a type of recipients and only them, and the visual and audio that are being transmitted are not intended nor can be reasonably received by an antenna with a diameter of 2.44 meters or less;

(3)	Whoever seeks to digitally transfer visual and audio to a type of recipients and only to them, and the visual and audio that are being transmitted are not intended nor can be received by someone who does not have a suitable decoder;

(4)	Whoever was given from time to time, a special approval from the Director;

b.	Regarding the services described in sections 3.1.5, whoever engaged in a contract with the Licensee in order to receive the services and he is a licensee for the said services.

c.	Regarding the services described in sections 3.1.6, whoever engaged in a contract with the Licensee in order to receive services on the Inmarsat network in accordance with this license;

d.	Additionally, regarding the services described in sections 3.1.5 and 3.1.6, whoever was given, from time to time, a special approval from the Director;

“INO (International Operator)”	–	General licensee to render international telecommunication services.

“The Director”	–	The Ministry's Director General or the person designated on his behalf with respect to this license

“The system”	–	Stationary and mobile land satellite stations serving the transmission of visual and audio signals or combined visual and audio signals, or data or voice signals, including: parabolic antennas, broadcasting and reception equipment and ancillary equipment as detailed in Appendix A, A1 and A2;

“ISO (Intra State Operator”	–	General licensee to render stationary Intra state telecommunication services, including unique general licensee;

“Satellite Service Operator”	–	A corporation that makes available for use of the Licensee, whether directly or via an underwriter, satellite space segments which the Director, and subject to all laws, approved the use of its services;

“The Supervisor”	–	Whoever the Director authorized to supervise the Licensee's activities;

“State of Emergency”	–	One of the following situations:

a.	State of Emergency as defined in Sections 38, 39 and 41 of the Basic Law: The Government;

b.	Home Front Special State – in accordance with Section 9C of the Civil Defense Law, 5711-1951;

c.	Communications Crisis – a situation whereby telecommunication systems crashed or there is an actual fear that they might crash, due to a natural disaster, mass disaster or breach of security and which the existence thereof was determined by the Minister of Communications;

d.	Time of exertion of emergency economy – Time of exertion of emergency economy in accordance with Government Decision no. 1716 of July 6, 1986 and Government Decision no. 1080 of February 13, 2000 and any other Government Decision.

“ The Ministry ”	–	Ministry of Communications;

“Type of Recipients”	–	A group including a limited number of persons with a common interest to receive the visual and audio and can justifiably be distinguished, from a material aspect, from other persons; In this respect the actual reception of visual will not be deemed a common interest;

“Majority of Assets”	–	The Licensee’s assets that serve to render the telecommunication services set forth in this license whereby without them the Licensee cannot itself offer the services under the license, in whole or in part, or without them the standard of service rendered by the Licensee would be substantially impaired;

“The Ordinance”	–	The Wireless Telegraph Ordinance [New Version], 5732-1972 and the secondary legislation enacted pursuant thereto;

“End Equipment”	–	Telecommunication equipment for the use of the client that connects or is intended to be connected from the client’s premises to the system;

“Point to Point Line”	–	A physical or logical line serving telecommunication’s purposes, whereby the transmission by telecommunication begins at one end and only ends at the other end; A Point to Point Line may exist between one point to another point;

“Transmission”	–	Emission of electromagnetic signals;

“The Service”	–	The Licensee's services that are given pursuant to this license;

“Relay Service”	–	Carrying out relay for another;

“The Minister”	–	Minister of Communications

“Supervision Regulations”	–	The Telecommunication Regulations (Supervision of Licensee's Activities) 5746-1986;

“Operational Regulations”	–	The Telecommunication Regulations (Installation, Operation and Maintenance) 5745-1986;

1.2	Phrases that are not explicitly defined in Section 1.1 of this license will bear the meaning given to them in a different place in this license, or the Law or by the Ordinance or by the Interpretation Law, 5741-1981, insofar as a different meaning is not implied by the written language or context thereof.

2.	The Purpose Of The License

The purpose of the license is to define the telecommunication services and the telecommunication activities that are permitted under this license as well as the conditions thereof

3.	The permitted types of activities and services

3.1.	The Licensee, pursuant to this license and subject to the terms hereof and all laws, may supply services as defined in this section below to the Client:

3.1.1	Receipt of the rights to use the satellite space segments which the Licensee leased for its own use or for the purpose of making them available to the Client, in the meaning set forth in Subsections (a), (b) and (d) of the definition of “Client” in Section 1, upon coordinating the same with the Satellite Service Operator and the Ministry.

3.1.2	Visual and Audio Intra State Transmission Service

The point to point visual and audio signals intra state transmission service or point to defined multi-point, including but not limited to reception, Transmission or both (up-link/down link) and Relay via or through satellite, to the cClient, in the meaning set forth in Subsection (a) of the definition of “Client” in Section 1.

3.1.3	Visual and Audio International Transmission Service

Point to point visual and audio signals international transmission service or point to defined multi-point, including reception, Transmission or both (up-link/down link) and Relay via or through satellite, to Client, in the meaning set forth in Subsection (a) of the definition of “Client” in Section 1.

3.1.4	Distribution of Broadcasts of a Broadcasting Corporation

Distribution service of broadcasts of a Client that is a broadcasting corporation will be given in accordance with the provisions of the laws regulating the Client’s aforesaid broadcasts.

3.1.5	Establishing, carrying out and operating land stations for satellite communication for the purpose of rendering international and intrastate telecommunication services (voice and data) to Client, in the meaning set forth in Subsections (b) and (d) of the definition of “Client” in Section 1.

3.1.6	Telecommunication services on the Inmarsat network.

Installation, carrying out, maintenance and operation of a stationary land station for the purpose of rendering voice and data traffic service and allocation of a sim card on the Inmarsat network as set forth in Appendix A2 in the license and in accordance with technological updates which will occur, from time to time, in the Inmarsat network and in its services approved by the Director.

3.1.6.1	In order to remove any doubt, all the international services given on the Inmarsat network will be rendered in a manner so that the system will be linked to the public telecommunication network in Israel and abroad via an INO.

3.1.6.2	Regarding the technical aspects of the operation of the station, and the permits and licenses required in this respect, the Licensee will act as required hereunder:

3.1.6.2.1	The Licensee will connect the Inmarsat stationary land station in accordance with its license, via a suitable licensee, to the international telecommunications systems of INOs, as detailed in Appendix A2, in such a way that enables the existence of international Inmarsat services for any Client, by means of end equipment in the Client’s possession.

3.1.6.2.2	The technical, operational and trade arrangements between the Licensee and an INO will ensure all that is necessary to supply every Client with the following:

(a)	Quality service, including control on the quality of service and the means to examine and deal with Clients complaints regarding the quality of service.

(b)	Reliable and accurate billing of the Client, including control on the billing, and means to examine and deal with clients complaints regarding erroneous billing and detection and prevention of fraud and deceit.

(c)	Consumer reply to applications and clarifications of the Client, including tools and means for providing a detailed invoice to the Client and for checking applications of the Client in any issue linked to reception of international services.

3.1.6.2.3	For the purpose of all aforesaid, the Licensee will act inter alia, as follows:

(a)	Allow any client to transfer Inmarsat calls via an INO

(b)	Ensure equal conditions to any INO, including with respect to commercial terms, billing and collection arrangements, availability of connecting installations and quality of service; without derogating from the generality of the aforesaid, company R.R. will supply service to all the INOs in equal conditions, including in the issue of reciprocal link, supply of infrastructure facilities and connection services to the Inmarsat system.

–	In any communication in which the call initiator is a subscriber of a land network, a communication called ‘fix to mobile’, the Licensee will ensure equal conditions for any INO, including with respect to commercial trade terms, billing and collection arrangements, availability of connecting installations and quality of service.

–	In any communication in which the call initiator is a mobile satellite terminal which dials to a subscriber of a land network in Israel or abroad, a communication called ‘fix to mobile’, the Licensee will transfer the call via an INO selected by him.

(c)	The terms for providing access and making use by an INO of the Licensee’s system will be reasonable and nondiscriminatory; In case the parties don’t agree, the Minister will decide in these matters.

(d)	The Licensee will transfer to the Director a copy of each agreement between the Licensee and an INO regarding access and usage as aforesaid, upon his request.

3.2.	Comments and Clarifications

3.2.1	Licensee may carry out activities and services permitted by this license by an analogical or digital method as well as to perform signal processing, compression, encoding and relay.

3.2.2	Prior to the first operation of the land satellite station opposite any satellite, the Licensee will perform compatibility tests of the station against the said satellite and will be entitled to operate the station against this satellite only after it has obtained access approval. A copy of the approval will be remitted to the Director of the engineering and licensing department as well as to the Director of spectrum management and frequency licensing in the Ministry of Communications.

Copies of all of Licensee’s Access approvals are attached as Appendix C, which will be updated from time to time.

3.2.3	With respect to a Client who is a general licensee for cable broadcasts, the Licensee is only entitle to render point to point transmission services or point to predefined multi-point services, provided that the reception points are broadcasting centers that serve the general licensee for cable broadcasts.

3.2.4	Additionally to the aforesaid in Section 3.1.6, the Licensee must supply all the services set forth in the letter of the Shipping and Ports Authority attached to the license as Appendix A3.

3.3.	Ancillary Services

3.3.1	Establishment, installation, connection, operation and maintenance of the system.

3.3.2	Establishment and operation of control means necessary to guarantee that the system functions properly.

3.3.3	Ordering and receiving lines from the ISO or special licensee to render transmission services for the purpose of connecting the system with clients.

4.	Commencement, Renewal and Validity of the License

4.1	This license will commence on the day the Director signs it and it will be valid until Wednesday, 24 Av 5773 (31.07.2013) (hereinafter – “License Period”).

4.2	During the License Period the Director may inspect whether the license terms are being upheld by the Licensee and the quality of its services.

4.3	Whereupon the Director deems it appropriate during the license period to amend its terms or details of this license, add or derogate from them (hereinafter – “The Director’s Requirements”), after having heard the Licensee and after having taken into account inter alia, the considerations set forth in Section 4(b) of the Law, the Licensee will act to abide by the Director’s Requirements and these requirements will be an integral part of this license.

4.4	The Director will act pursuant to its powers as noted in Section 4.3 after having given the Licensee ample opportunity to argue his assertions.

4.5	The Licensee will notify the Ministry in writing, no later than 60 days prior to the end of the license period whether it intends to renew the license and will attach to the request a report as detailed in Section 10.4, and should he not do so, then the Licensee may not continue rendering the services from the date of the end of the license period; a request submitted after the aforesaid date, if submitted, will be considered a new request for a special license and all deriving therefrom.

5.	Terms of the License

5.1	Installation and Operation of the System and End Equipment

In the installation, operation and maintenance of the system, the Licensee will ensure at least the following:

5.1.1	The existence of the necessary approvals as detailed below:

5.1.1.1	Type Approval from the Director with respect to all the end equipment specified in Appendix A, A1 and A2 to the license.

5.1.1.2	Installation of the system, operation and maintenance thereof will be carried out by the Licensee or contractors who will act on its behalf, and in accordance with the terms of the Type Approval given with respect to the foregoing equipment.

5.1.1.3	The Licensee will advise the Ministry in advance and in writing concerning the contractors working on its behalf.

5.1.1.4	Access approvals to the Licensee's land satellite stations.

5.2	Maintenance

5.2.1	In any event of a malfunction, the turnaround time for renewal of service to the Client will be as detailed in the agreement with the Client.

5.2.2	The Licensee will ground the transmitter and will ensure that the feeders and antennas will be at ground potential with respect to direct voltage.

5.2.3	Whereby the power supply of the transmitter emanates from the electricity network, electrical contact between the electricity network and antenna needs to be avoided.

5.2.4	Licensee will ensure that the operation of the system does not cause electromagnetic interferences to the State’s systems or to other lawfully operating systems.

5.2.5	Whereupon the Licensee becomes aware that the system is causing such interferences as noted in Section 5.3.4 it must stop forthwith the system from operating and not renew its operation so long as the interference continues or may continue.

5.2.6	In any event of a malfunction constituting a safety hazard, the Licensee is responsible to prevent the hazard immediately upon its discovery.

5.2.7	In any event of a malfunction, the Licensee will first inspect whether the source of the malfunction is something other than the system, including the end equipment.

5.3	Infrastructures

The service will be provided via the systems described in Appendices A, A1, A2 and E to the license via satellite infrastructures (space segments) and via the ISO (land) infrastructure or a special licensee to render the transmission services and via an INO.

5.4	Using Encryption System

Any use of encryption systems, whether direct or indirect, including via hardware and/or software will be made subject to the provisions of the Order for the Supervison Over Commodities And Services (Dealing with Encryption), 5758-1998.

5.5	Restrictions

5.5.1	Licensee will establish and operate, for the purpose of rendering the service, a satellite land station or a mobile satellite station as set forth in Appendices A, A1 and A2.

5.5.2	To remove any doubt it is clarified that:

5.5.2.1	Licensee is not entitled to render telecommunication services that were not explicitly approved under this license or by any other telecommunication license from the Director;

5.5.2.2	Whereupon a Licensee sees a client rendering services to third parties, it will not allow it nor enable it to do so unless the client obtains a license to do so.

5.5.2.3	Licensee is not entitled to permit the use of its system by another licensee unless this was permitted in this license, or pursuant to the Director’s directive in accordance with Section 5 of the law.

5.5.2.4	Licensee will execute the activities and services pursuant to this license by the manner determined herein with respect to the performance and supply thereof;

5.5.2.5	Licensee is not entitled to bypass the foregoing stipulations through the use of permits determined in other licenses given to it and which were intended for another matter.

5.5.2.6	Operating the system is contingent upon performing compatibility tests and obtaining Access Approval from the satellite service operator.

5.5.2.7	Licensee is not entitled to render broadcasting services to the public nor is it entitled to permit another to render such services using its facilities, unless the other is a Client that is a broadcasting corporation as defined in this document and in accordance with the provisions of the law and the license regulating that Client’s broadcasts.

5.5.2.8	Licensee is not entitled to bypass, by any means, a public telecommunications network of a general Licensee or transmission service of a special Licensee.

5.5.3	A Licensee is not entitled to make changes to the system described in Appendices A, A1, A2 and E to this license without obtaining the Director’s approval in advance and in writing.

5.5.4	Licensee is not entitled to use, within the Client’s premises, cables or pipes owned by an ISO or used by an ISO unless it obtains the ISO’s written consent to do so.

5.6	Fair Competition

Licensee’s activities will not include an act or omission that may impede upon competition within the general telecommunications field or competition within the field of services detailed in Section 3 in particular, restricting such competition or harm the public benefit.

5.7	Cancellation of a Condition in the License

5.7.1	Cancellation or a determination pertaining to the cancellation of a condition in this license, or a portion thereof, will only apply with respect to that condition or portion thereof, pursuant to the matter at hand, and they will not in and of themselves prejudice the binding validity of the license, or of another condition therein, unless a different meaning is compelled resulting from the cancellation or revocation or the context of the matter at hand.

5.7.2	Upon cancellation of the license or expiration of its validity, the Licensee will disconnect the entire system including the end equipment, which served for rendering the service.

5.8	Licensee’s Role In A State of Emergency

The Licensee will act as specified in Appendix B to this license.

5.9	Norms, Procedures, Specifications and Standards

5.9.1	Licensee will prepare and remit for approval by the Director, procedures, specifications and standards necessary to carry out the telecommunication activities and rendering telecommunication services.

5.9.2	Licensee will carry out telecommunication activities and render telecommunication services pursuant to procedures, specifications and standards set by the Director or approved by him, and pursuant to updates notified by the Director from time to time.

5.9.3	Licensee will ensure that it obtains Access Approval for the stations from the “A.T. Communications Channels Ltd.” company prior to their operation on the Amos network, and will remit to the Director a copy of each Access Approval given to it.

5.10	Instructions and Restrictions with respect to Spectrum issues

5.10.1	The approval to operate the system over an electromagnetic spectrum is as detailed in Appendices A, A1, A2, B and E which will be revised from time to time by the Director.

5.10.2	The Licensee will abide by all the rules deriving from broadcasting and reception activities via satellite pursuant to the Treaty, Law, Ordinance and the license and pursuant to the procedures as published by the Director from time to time.

5.10.3	The approval for the station’s activity over the electromagnetic spectrum will be on a secondary basis(1) and subject to additional conditions based on the station’s individual frequency as detailed in Appendices A, A1, A2 and E.

5.10.4	In the case of an Israeli satellite operator, the Licensee will ensure that the system operates in accordance with the spectral constraints which the State submitted to toward other organizations.

5.10.5	In the case of a foreign satellite service operator, the Licensee will ensure that the system operates in accordance with the spectral constraints that the satellite service operator’s managers and organizations committed to toward the State.

5.10.6	In the event that no such reciprocal undertakings exist, the Director may determine the conditions of transmission to the foreign satellite service operator

5.10.7	The frequencies and transmission power detailed in Appendices A, A1, A2 and E will be compatible with the foregoing constraints pursuant to the sections above.

5.10.8	The approval for the electromagnetic spectrum activity is as detailed in Appendices A, A1, A2, B and E; any change in frequencies or other data requires contacting the Director in advance and in writing in order to request approval. The Director will consider the specific request and is not obligated to approve the requested change.

5.10.9	Within 3 months from amendment of the license, the Licensee will remit an update to Appendix E of the license.

5.10.10	Use of Frequencies

5.10.10.1	Licensee will establish the system and operate it by such a manner that none of its parts radiate radiation that is prohibited pursuant to the provisions of the Pharmacists Regulations (Radioactive Elements And Their Products), 5740-1980, and will do all that is necessary, if necessary, in order to obtain a permit pursuant to the foregoing regulations and all laws.

5.10.10.2	Licensee will establish the systems and operate them by such a manner that prevents interference with other telecommunication and remote systems that operate lawfully; prior to operating the system the Licensee will perform tests and measurements in order to prevent electromagnetic interferences; if it is discovered that electromagnetic interference is foreseen or interference is discovered upon the operation thereof, the Licensee will act in order to find a solution to prevent such interference and prevent them from reoccurring and if no solution can be found, then the Licensee will write to the Director, or the person designated for this purpose on its behalf, in order to try and find a reasonable solution; the Director may demand that each of the parties make changes in operating the equipment or use of the frequencies or stop transmitting over certain frequencies across the country or in specific areas.

5.10.10.3	Licensee will use the frequencies allotted to him as noted in Appendix E only in order to render the services pursuant to this license.

5.10.10.4	Granting this license, including approval of the engineering plan, does not award any protection from interferences from other electrical radiators that are lawfully operating within parallel frequency fields or other electrical radiators operating outside the State’s territory or electrical radiators that are lawfully operating on a frequency whereby their harmony is received by the system, however the Director will make all reasonable efforts in order to find a suitable solution for the required protection.

*	Secondary Basis within the meaning of the International Telecommunication Union (ITU) Regulations

5.11	Payments

The Client will pay the Licensee for the services, in accordance with the tariff table attached to the alliance agreement.

6.	Methods of Rendering the Service

6.1	Furnishing the Service

6.1.1	Licensee will render its services via the system and stations that are specified in Appendices A, A1, A2 and E to this license.

6.1.2	Licensee will remit complete and detailed information regarding the services, nature of the services, scope and the cost of such service to anyone seeking such information and to the Clients.

6.1.3	A copy of the alliance agreement to be remitted to the Client will include, inter alia, these:

6.1.3.1	Description of the services the Client is to receive.

6.1.3.2	The technical standards of the service.

6.1.3.3	The quality of service and availability standards, including maintenance and control data.

6.1.3.4	The date upon which rendering the services will begin.

6.1.3.5	Routes of the lines - outlet and destination.

6.1.3.6	The consideration that the client will pay the Licensee in return for the service.

6.1.3.7	Data pertaining to the systems via which the services will be rendered.

6.1.4	Licensee will render the service continuously, in accordance with the alliance agreement with the Client and subject to all laws and provisions of the license.

6.2	Marketing the Service

6.2.1	Licensee will render the service to all those seeking the service within the State of Israel, and with the approval of the liaison and coordination administration, will render the services in the Judea and Samaria region and the Gaza strip that are within the control of the State of Israel, subject to the local law and the security legislation in those areas.

6.2.2	Licensee is not entitled to operate the satellite system from the Palestinian Authority territory for the purpose of international communications.

6.3	Advertising the Service

With respect to advertising the services subject-matter of this license, the Licensee will abide by the following:

6.3.1	Advertising the services to the public will be sincere and accurate and pursuant to the provisions of the law.

6.3.2	No advertising will prejudice the public benefit, the Ministry or an ISO and the restrictions detailed in this license will apply thereto.

6.3.3	The advertising will correspond with the conditions of the license and the informative content of the service being advertised.

6.3.4	The advertisement will include a detailed reference of the service being provided pursuant to this license and will also note the license number therein.

6.3.5	The advertisement will include complete information about the service center and the person responsible for handling public grievances.

7.	Amending the Conditions of the License

The Director, after having given the Licensee ample opportunity to argue its assertions, may amend the conditions of the license, add to them or derogate from them if he is of the opinion that one of the following has occurred:

7.1	A change occurred to the license applicant’s extent of compatibility to perform the actions and services subject-matter of the license.

7.2	The change to the license was necessary in order to improve and guarantee the competition within the telecommunications field.

7.3	The change to the license was necessary to ensure the standard of services provided hereunder.

7.4	Technological changes in the telecommunications field justifying a change in the license.

8.	Communication and Quality of Service

8.1	Service Location

8.1.1	In order to render the services pursuant to this license, the Licensee will operate an operations, control and maintenance center (hereinafter – The Center); the communications and control Center of the service will be installed and operated in the Center.

8.1.2	The centers are located in:

a.	Reem Junction, Rural Delivery Shiqmim, Tel. 08-861000

b.	5 Hahasqala Blvd., Tel Aviv, Tel. 03-5623994, Fax. 03-5613061

c.	1 HaKesem St. Herzliya, Tel. 09-9541383, Fax. 09-9541328

d.	Emeq Haela, Tel. 02-9904444, Fax. 02-9913473

8.1.3	The centre at Reem Junction or Emek Haela will offer those calling, information pertaining to the Licensee’s services and will serve as the address for clarifications and handling malfunctions.

8.1.4	The Licensee will keep a record of all complaints it receives and the manner by which they are handled.

8.1.5	The center at Reem Junction or Emeq Haela will be manned 24 hours a day, all year round, except Saturdays and Holidays.

8.2	Lines

For the purpose of rendering the service subject-matter of this license by the Licensee,an ISO or a special licensee rendering transmission services to the Licensee will install for the Licensee, lines whose numbers will be adapted to the system’s traffic load and will allow the service quality requirements determined in Section 8.3 to be met.

8.3	Quality and Continuity of Service

8.3.1	Upon rendering the service pursuant to this license, the Licensee will guarantee at least the following:

8.3.1.1	Continuous supply of control and maintenance services in accordance with the alliance agreement with the Client and subject to all laws

8.3.1.2	The Licensee will act, insofar as possible, to prevent the occurrence of malfunctions in the system.

8.3.1.3	The Licensee and whomever he so authorizes will report any malfunctions that impact the ISO public telecommunications network to the ISO and will act to quickly repair the malfunction insofar as possible.

8.3.2	Licensee will install, as part of the system, computerized means for reporting and warnings pertaining to meeting the quality of service.

8.3.3	Licensee will appoint someone responsible to handle Clients’ grievances; will keep a record of the grievances and the manner by which they were handled – all as the Director so instructs.

8.3.4	The installation and maintenance of a generator and U.P.S. system that will allow for uninterrupted work during electricity power cuts for a period of at least eight hours.

9.	Qualifications and Ability

9.1	In order to render services pursuant to this license, and to perform the provisions of this license, the Licensee will use proper means and employ a skilled professional team comprising of at least 6 technical professionals (engineers, technical engineers and technicians) of which at least 2 registered engineers out of all the professionals –at least two who each one will have at least 3 years experience in the satellite communications field.

9.2	The professional team will have the knowledge and experience in the satellite communication field and operating satellite communication systems as well as having the ability to coordinate between satellite organizations and satellite networks and the Ministry of Communications.

9.3	Licensee will keep in its possession, during the license period valid knowledge agreements to operate the system as well as agreements to service and maintain all the system’s components.

10.	Monitoring, Reporting and Cooperation

10.1	With respect to monitoring and control powers over the Licensee’s activities and the duty to report applicable to it, the provisions of the Supervisory Regulations will be deemed an integral part of the conditions of this license.

10.2	The Licensee will cooperate with the supervisor and anyone appointed on its behalf for this purpose – will extend the required assistance and will furnish plans and other documents, accounts and reports, as will be requested from time to time, associated with the license and operation of the service as well as the provisions by the Supervisory Regulations. Likewise, the Licensee will enable a person designated for this purpose on behalf of the Ministry to perform engineering tests and other tests in its premises, systems and other equipment he installed.

10.3	The Ministry will monitor adherence to the license conditions and will make available to itself all the powers determined by law whereupon any of the provisions of the license are breached, including the possibility of disconnecting the lines or terminating the services and even revoking the license in instances that are appropriate according to the Law, and including imposing financial sanctions in accordance with the Law.

10.4	The Licensee’s Activity Report and Plans

10.4.1	Within three months from amendment no. 3 to the license, the Licensee will transfer an update to the list of clients which “Bezeq” remitted to the Ministry, which is attached as Appendix A4 referring to the activity transferred from “Bezeq” to the Licensee.

10.4.2	Once a year, from the date of signing the license, or pursuant to the request of the Director, the Licensee will remit an annual report as specified in Supplement A, to the senior engineer and licensing deputy Director and to the senior deputy Director telecommunications supervisor.

10.4.3	The report will be signed by an authorized signatory and an affidavit confirming the details included in it will be attached to it.

10.4.4	An application for renewal of the license which its validity has not yet expired, will be remitted not later than 90 days before the end of license period, pursuant to the Telecommunications Regulations (Telecommunications and Broadcasting) (Details of a Special License Application), 5764-2004. If the Licensee failed to remit the aforementioned application, the Director is entitled not to consider it as a renewal application, but a new license application, with all that it entails, including the issue of paying a license fee, filing an application, etc.

11.	Miscellaneous

11.1	Fees

11.1.1	Licensee will pay for this license, fees at the rates and on the dates as determined by the Ministry in return for this license – all pursuant to the Law and the Ordinance; the Licensee will also provide, to guarantee fulfillment of its obligations, a bank guarantee or other guarantee, pursuant to the Ministry’s guidelines and subject to all laws.

11.1.2	A suspending condition to this license being enforced and the continued enforcement in the future is that the Licensee pays all such payments.

11.1.3	Whereupon the license was revoked, limited, suspended or not renewed for whatever reason – the Licensee will not be entitled to reimbursement of payments or fees, in whole or in part, that it paid for the license, renewal thereof, expanding it or changing the details thereof.

11.2	The Liability Of The Parties And The Relationship Between Them

11.2.1	The Ministry is not liable toward the Clients and toward any third party for any damage sustained as a result of an act or omission by the Licensee, those acting on its behalf or in its place and which are associated with rendering services pursuant to this license; the Licensee will indemnify the Ministry, forthwith, for any damage or expense it incurs due to such a claim.

11.2.2	Licensee will clarify in the alliance agreement that the contractual relationships for the purpose of rendering services subject-matter of this license is between him and the Client only and that there are no contractual or commercial relations between the Client and the Ministry or between the client and an ISO insofar as rendering services under this license are concerned.

11.3	Changing Identification Details

Licensee will notify the Director in advance and in writing of any change to its address, the center’s address, his name, telephone number or facsimile number.

11.4	Publication and Remitting Information

11.4.1	The Ministry is entitled to publish the license, in whole or in part, with the exception of its appendices, for public knowledge on the date and as it deems appropriate; without derogating from the foregoing the license without its appendices is available to the public for perusal at the Ministry.

11.4.2	The provisions of the Freedom of Information Law, 5758-1998 (hereinafter: “Freedom of Information Law”) will apply to a request for information including details pertaining to the appendices to the license.

11.4.3	The Licensee will mark in the application to obtain a license the information contained in the license appendices which in his opinion sub-section 9(b)(6) of the Freedom of Information Law will apply and will reason his opinion as detailed in Section 13 of the Freedom of Information Law.

12.	The License, its provisions and Provisions of the Law

12.1	Captions of the Sections

The captions of the sections in the license were inserted solely for convenience purposes and will not be used as an aid to interpretation or explaining the content of any of the conditions in the license.

12.2	Contradiction Between The Provisions Of The License

In any event that a dispute arises with respect to interpreting a provision in the license or a prima facie contradiction between them, the Director will determine how to interpret the provisions or how to settle the contradiction between them and after having given the Licensee ample opportunity to argue his assertions.

12.3	Abiding By The Provisions Of All Laws

12.3.1	Upon rendering the services pursuant to this license, the Licensee will ensure that it abides by all of the following:

12.3.1.1	The provisions of the Law, Treaty and Ordinance.

12.3.1.2	Administrative instructions given pursuant to the Law or Ordinance.

12.3.2	The granting of this license does not release the Licensee from fulfilling any provision applicable to him pursuant to any law.

12.4	The License As An Exhaustive Document

12.4.1	The Licensee’s rights, duties and powers insofar as performing telecommunication activities and rendering telecommunication services as detailed in this license are concerned, and the performance of telecommunication activities necessary for the purpose of the foregoing license, are those that only originate in this license and derived from it and pursuant to it.

12.4.2	The Licensee will be estopped from asserting the existence of any right, permission or power in connection with the performance of telecommunication activities or rendering telecommunication services on the basis of any information, warranty, undertaking, representation, offer, understanding, publication, protocol, discussion or declaration made outside the scope of this license, whether in writing or orally, whether prior to being granted the license or thereafter, unless they were explicitly expressed in this license.

12.5	Assignment To Another

12.5.1	The license is personal, and the Licensee cannot assign it to another, including any right or obligation pursuant hereto, unless the Licensee received an approval to do so from the Minister.

12.5.2	Whoever holds means of control in the Licensee or in a principal shareholder of the Licensee, cannot pledge such means of control, unless the pledge agreement includes a condition according to which the pledge may not be exercised without the Minister’s approval in advance and in writing.

12.5.3	For the purpose of Section 12.5.1 –

12.5.3.1 “Assignment”	– whether directly or indirectly, whether for consideration or without consideration, whether permanently or for a period of time; including a change in the means of control of the Licensee even if this does not constitute a change of owner of control and including transferring the majority of the Licensee’s assets;

12.5.3.2 "Means of control"	– within the meaning of Section 1 of the Law.

12.5.4	Notwithstanding the aforesaid in Section 12.5.1, assignment or acquisition of traded means of control in the Licensee which require an approval pursuant to Section 115.1 which do not constitute transfer of control in the Licensee, will be carried out in accordance with the provisions of Appendix H’ and after the Director has given an approval in advance and in writing for the carrying out of an issuence or sale to the public of the securities. For the purpose hereof, “traded means of control” –means of control, including deposit certificates or similar certificates, under securities traded on a stock exchange in Israel and/or abroad, in a non-hostile country, or means of control issued to the public according to a prospectus and held by the public, in Israel and/or abroad, in a non-hostile country.

13.	Terms And Provisions To Ensure Individual Privacy

While rendering services pursuant to this license, the Licensee will take every measure necessary pursuant to the Law to ensure the Client’s privacy, and inter alia, will act in accordance with these terms:

13.1	Licensee will not remit any information or details about the clients and about the type of services they request except to the clients themselves.

14.	Appendices to the license

The Appendices to this license constitute an integral part of the license (not to be published to the public).

Below is the list of Appendices:

Appendix A	–	Principle structure of a system for transmission of video and audio.

Appendix A1	–	Principle structure of a system for transmission of voice and data.

Appendix A2	–	Principle structure of the Inmarsat system.

Appendix A3	–	Services to the Shipping and Ports Authority.

Appendix A4	–	List of Bezeq Company’s clients furnished to the Ministry on 03.08.2008.

Appendix B	–	The Licensee's role during a state of emergency, special home front situation and a material communications crisis.

Appendix C	–	Copies of the Access Approvals.

Appendix D	–	Copy of Licensee’s trade license, updated (to be remitted within 3 months).

Appendix E	–	The system’s technical and spectral data and that of the space segments (to be updated within 3 months).

Appendix F	–	List of Clients (correct as of 31.7.2008) and services rendered to the Client.

Appendix G	–	List of holders in the company.

Appendix H	–	Transfer of traded means of control.

15.	Name of contact person on behalf of the company: Mr. David Rivel Telephone No. 08-8610000, Fax No. 08-8610501

29 Tishre 5769	[signature]	[signature]
28 October 2008	Chaim Garon, Adv.	Mordechai Mordechai
	Senior Deputy Director General	Director General
	Engineering and Licensing	Ministry of Communications
Ministry of Communications

Annex H – Transfer of Traded Means of Control

Further to the above section 12.5.3 of the license, the following sections will apply:

1.	Notwithstanding section 12.5.1 of the license –

(a)	If, without the prior approval of the Director, traded means of control in the Licensee have been transferred or acquired resulting with a person becoming a principal shareholder in the Licensee, the Licensee shall report such transaction to the Director in writing within 21 days from the day that he was notified of it.

(b)	If, without the prior approval of the Director, traded means of control in an amount equal to 10% or more of such type of means of control or in an amount resulting with a person becoming an influential shareholder in the Licensee have been transferred or acquired, which did not result in the transfer of control of the Licensee, the Licensee shall report this to the Director in writing and file with the Director a request to approve such transfer or acquisition, and all within 21 days from the day that it was notified of such transaction.

2.	Entering into an underwriting agreement in connection with a public offering or sale of securities to the public, and their registration on a stock exchange in Israel or abroad, in a country that is not hostile, or the deposit of securities, including deposit certificates or any such similar certificate, in exchange for securities, or their registration with a registration company or agent, will not be regarded in and of itself as the transfer of the means of control in the Licensee.

3.	(a)	Immediately upon the Licensee becoming aware of any Extraordinary Holdings, it shall record such matter in the company books (Shareholder Register) noting the Extraordinary Holdings, and send a notice to the shareholder with the Extraordinary Holdings and to the Director. For these purposes, “Extraordinary Holdings” – the holding of traded means of control without the prior approval of the Director in accordance with section 1(b) above, and as long as the Director has not provided his approval in accordance with the section.

(b)	Extraordinary Holdings, that will be recorded in accordance with section 3(a), will not grant the holder any rights whatsoever, and will be considered “dormant shares” as defined under Section 308 of the Companies Law, 5759-1999, except for the purpose of shareholder dividends or other distributions (including the right to participate in an offering of rights calculated on the basis of the holdings of the means of control of the Licensee, however, the holdings acquired pursuant to such offering will be considered as Extraordinary Holdings), and therefore any action or claim in relation to an exercise of any right due to the Extraordinary Holdings will not be enforceable, except for the receipt of dividends or other distributions as aforesaid.

4.	(a)	The Extraordinary Holdings will not grant voting rights in the general meeting. The participating shareholder in the vote of the shareholders meeting will notify the Licensee before the vote, or if the vote is a written vote, to be noted on the ballot, whether the shareholder’s holdings in the Licensee or the shareholder’s vote requires approval according to section 1(b) or not; a shareholder who did not notify the Licensee as aforesaid, will not vote and his voice will not be counted.

(b)	A director of the Licensee will not be appointed, elected or dismissed from office as a result of the exercise of the rights of the Extraordinary Holdings; in the event that a director has been appointed, elected or dismissed, any such appointment, election or dismissal shall not be valid.

(c)	The terms of sections 3 and 4 will be included in the Articles of Association of the Licensee, including section 6, with all necessary changes.

5.	As long as the Articles of Association include the terms of sections 3 and 4 and the Licensee acts in accordance with sections 1, 3 and 4, the Extraordinary Holdings themselves will not constitute grounds for revocation of the License.

6.	The terms of sections 1-5 will not apply to a person who is a founding shareholder. In this context, “a founding shareholder” – Kardan Communications Ltd., Del-Ta Engineering Equipment Ltd. and Mr. David Rivel.